Exhibit 99.1

2400 Xenium Lane North, Plymouth, MN 55441 • (763) 551-5000 • www.christopherandbanks.com

FOR:	Christopher & Banks Corporation

COMPANY CONTACT:	Michael Lyftogt
Chief Accounting Officer,
Interim Chief Financial Officer
(763) 551-5000

INVESTOR RELATIONS CONTACT:	Investor Relations:
Jean Fontana/Melissa Mackay
ICR, Inc.
(203) 682-8200

LARRY BARENBAUM NAMED AS PRESIDENT AND CHIEF EXECUTIVE OFFICER

OF CHRISTOPHER & BANKS CORPORATION

Minneapolis, MN, January 10, 2011 — Christopher & Banks Corporation (NYSE: CBK) announced that Larry Barenbaum has been named President and Chief Executive Officer effective today. Mr. Barenbaum has served as Interim Chief Executive Officer since October 19, 2010 and has been a member of the Board of Directors of the Company since 1992 and Chair of the Board since 2005.

Anne Jones, Lead Director of Christopher & Banks, commented, “The Board is delighted that Larry has accepted our offer to become President and Chief Executive Officer of the Company. The Board is very pleased with his initial accomplishments as Interim Chief Executive Officer over the past three months, providing a clear direction for our Company and energizing our associates. On behalf of the Board and our shareholders, we are confident in Larry’s ability to move the Company forward.”

Mr. Barenbaum said, “I am both excited and thrilled at the opportunity to serve as President and Chief Executive Officer of Christopher & Banks.  I would like to thank the Board for its support and confidence in me to lead the Company going forward.  My recent role as Interim Chief Executive Officer has given me an even deeper understanding of the Company, its management team and associates, and our retail concepts.  We have already identified and begun to execute on several key initiatives and, with the talented team currently in place, I believe that we can achieve significantly improved profitability and long-term success for Christopher & Banks.”

In addition to his 18 years as a member of the Company’s Board of Directors, and five years as its Chair, Mr. Barenbaum has over 25 years of experience in the retail industry, having owned and operated an import, manufacturing and design company that focused on the fashion and retail industry.  In addition, he has served as a consultant to the special retail and services industry. He is currently a director of Lakes Entertainment, Inc.

In connection with Mr. Barenbaum’s election as President and Chief Executive Officer, the Board of Directors elected James Fuld, Jr. as Chair of the Board.  Mr. Fuld has been a member of the Company’s Board of Directors since 1986.  Mr. Fuld said “I look forward to serving as Chair and assisting Larry in improving the Company’s long-term performance. On behalf of the Board, I also want to thank Anne Jones for her service as Lead Director during this interim period.”

About Christopher & Banks

Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing.  As of January 10, 2011, the Company operates 788 stores in 46 states consisting of 527 Christopher & Banks stores, 257 stores in their plus size clothing division CJ Banks, two dual-concept stores and two outlet stores. The Company also operates the www.ChristopherandBanks.com and www.CJBanks.com e-Commerce websites.

Keywords:  Petites, Women’s Clothing, Plus Size Clothing, Christopher & Banks, CJ Banks.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “believe” and similar expressions and include statements (i) the Board is confident in Mr. Barenbaum’s ability to move the Company forward; and (ii) the Company has identified and begun to execute on several key initiatives and, with the talented team currently in place, the Company believes that it can achieve significantly improved profitability and long-term success. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our actual results to differ materially from those expressed or implied by the forward-looking statements.  Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to: (i) the inherent difficulty in forecasting consumer buying and retail traffic patterns which may be affected by factors beyond our control, such as a weakness in overall consumer demand; adverse weather, economic or political conditions; and shifts in consumer tastes or spending habits that result in reduced sales; (ii) lack of acceptance of the Company’s fashions, including its seasonal fashions; (iii) the ability of the Company’s infrastructure and systems to adequately support our operations; (iv) the effectiveness of the Company’s brand awareness and marketing programs; (v) the possibility that, because of poor customer response to our merchandise, management may determine it is necessary to sell merchandise at lower than expected margins or at a loss; (vi) the failure to successfully implement the Company’s strategic plans and tactical initiatives; (vii) general economic conditions could lead to a reduction in store traffic and in consumer spending on women’s apparel; (viii) fluctuations in the levels of the Company’s sales, expenses or earnings; and (ix) the risks associated with the performance and operations of the Company’s Internet operations.

Readers are cautioned not to place undue reliance on these forward-looking statements which are based on current expectations and speak only as of the date of this release.  The Company does not assume any obligation to update or revise any forward-looking statement at any time for any reason.

Certain other factors that may cause actual results to differ from such forward-looking statements are included in the Company’s periodic reports filed with the Securities and Exchange Commission and available on the Company’s website under “Investor Relations” and you are urged to carefully consider all such factors.

###